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Pricing Supplement dated January 19, 2005 			Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			   File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION

		   Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $75,000,000		   Trade Date: January 19, 2005
Issue Price: See "Plan of Distribution"	   Original Issue Date: January 24, 2005
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $74,992,500
  Terms of the Notes -- Interest"          Principal's Discount
Interest Payment Period: Monthly	 	or Commission: 0.01%
Stated Maturity Date: January 25, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	   [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		  (Fixed Rate Commencement
              (Fixed Interest Rate): 		   Date):
   [ ]  Other Floating Rate Note		  (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate    [ ]  Federal Funds Rate
            [X]  LIBOR	[ ]  Treasury Rate	[ ]  Other (see attached)
                            If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                        [X]  Telerate Page: 3750

   Initial Interest Reset Date: February 25,       Spread (+/-): -0.065%
   2005                                            Spread Multiplier:  N/A
   Interest Rate Reset Period: Monthly	           Maximum Interest Rate: N/A
   Interest Reset Dates: the 25th of each
     calendar month, commencing February 25,
     2005                                          Minimum Interest Rate:  N/A
   Interest Payment Dates: the 25th of each	   Index Maturity: 1 month
     calendar month, commencing February 25,       Index Currency:  U.S. dollars
     2005

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from January 24, 2005 to January 25, 2006
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
   Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
   Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________

			  Barclays Capital Inc.


		       ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on January 20, 2005 minus 0.065%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated January 19, 2005 and an Appointment Agreement Confirmation dated January 19, 2005 (collectively, the "Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Barclays may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, Barclays is committed to take and pay for all of the Notes offered hereby if any are taken.